Exhibit 4.2

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

Vertex Pharmaceuticals Incorporated (the “Company” or “Vertex”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (“Common Stock”).

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is based on the provisions of the Massachusetts Business Corporation Act (the “MBCA”), our Restated Articles of Organization, as amended, (the “Articles”) and our Amended and Restated By-laws, as amended (the “By-laws”). This description does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of our Articles and our By-laws, each of which is filed and incorporated by reference as an exhibit to our Annual Report on Form 10-K, of which this Exhibit is a part, and the MBCA. You should read our Articles and Bylaws and the applicable provisions of the MBCA for a complete statement of provisions described under this caption “Description of Capital Stock” and for other provisions that may be important to you.

Authorized Capital Shares

Our authorized capital stock consists of 500,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of any class may be increased or decreased by an amendment to our Articles proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

Description of Common Stock

Dividend Rights

After satisfaction of any dividend rights of holders of Preferred Stock, holders of Common Stock are entitled ratably to any dividend declared by our board of directors out of funds legally available for this purpose.

Voting Rights

Each stockholder of record of our Common Stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Generally, a matter submitted for stockholder action shall be approved with a majority of the votes properly cast, except when a larger vote is required by law, our Articles or our By-laws. Other than in a contested election where directors are elected by a plurality vote, a director nominee shall be elected to the board of directors if the votes properly cast in favor of election of a director exceed the votes properly withheld in such election.

Holders of our Common Stock do not have cumulative voting rights.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Exhibit 4.2

Other Rights and Preferences

Holders of our Common Stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions. There are no restrictions on alienability of our Common Stock or liabilities to further calls or assessments by the Company.

The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Provisions of Massachusetts Law

We are subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to the date such stockholder became an interested stockholder, the board of directors approved the business combination or transaction which resulted in the stockholder becoming interested, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and at least two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A “business combination” includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholders.

We are subject to Chapter 110D of the Massachusetts General Laws, entitled “Regulation of Control Share Acquisitions.” In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The board of directors may amend our by-laws to exclude us from this statute prospectively.

NASDAQ Listing

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “VRTX.”